EXHIBIT 99.1
Levitt Corporation Reports Financial Results for the Third Quarter, 2007
     FORT LAUDERDALE, FL — November 9, 2007 — Levitt Corporation (NYSE: LEV) today announced financial results for the period ending September 30, 2007. For the third quarter of 2007, Levitt Corporation (“Levitt” or “the Company”) reported a net loss of ($169.2) million, or ($8.37) per diluted share, compared with net income of $3.0 million or $0.14 per diluted share in the third quarter of 2006. Year-to-date, Levitt reported a net loss of ($226.3) million, or ($11.19) per diluted share, compared to a net income of $1.6 million, or $0.07 per diluted share, for the first nine months of 2006.
     The third quarter 2007 net loss included pretax charges of approximately $163.6 million associated with impairment charges of $154.3 million on homebuilding inventory at its wholly-owned subsidiary, Levitt and Sons®, LLC and capitalized interest of $9.3 million on certain homebuilding projects where development has ceased. There were no impairment charges in the comparable three month period of 2006. Excluding these charges, pretax (loss) income would have been ($12.6) million in the third quarter of 2007 versus $4.4 million in the same period in 2006. The 2007 year-to-date net loss included pretax charges of homebuilding inventory of $217.6 million and the write-off of $9.3 million of capitalized interest compared with impairment charges of $4.7 million in the comparable nine month period of 2006.
     “The homebuilding industry, particularly in Florida, has experienced unprecedented declines with an over supply of inventory and waning demand exacerbated by the recent disruptions in the credit markets. Levitt Corporation’s results for the quarter are a reflection of the deeply challenging environment in the housing sector and the primary cause of recent actions taken at Levitt and Sons,” commented Levitt Corporation‘s Chairman and Chief Executive Officer, Alan B. Levan.
     “Levitt and Sons®, LLC, announced today that Levitt and Sons and substantially all of its subsidiaries have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. The Chapter 11 filings were made in the U.S. Bankruptcy Court for the Southern District of Florida in Fort Lauderdale. Levitt Corporation and its other principal subsidiary, Core Communities, are financially strong and continue to conduct normal business operations. Based on the uncertainties surrounding the nature, timing and specifics of the bankruptcy proceedings, Levitt Corporation anticipates that it will deconsolidate Levitt and Sons as of November 9, 2007, eliminating all future operations of Levitt and Sons from the financial results of Levitt Corporation, and will prospectively account for any remaining investment in Levitt and Sons, net of any outstanding advances due from Levitt and Sons, as a cost method investment. Under cost method accounting, income would only be recognized to the extent of any cash received in the future.
     “While the Levitt and Sons® Chapter 11 filing is profoundly disappointing, it does clarify Levitt Corporation’s financial position and allows us to move forward holding valuable assets and with strong liquidity. Levitt Corporation’s subsidiary, Core Communities, one of the leading master-planned community developers in the country, has assets of approximately $329.5 million, which includes approximately 6,700 saleable acres of residential and commercial land with an approximate book value per acre of $32,000, and debt of $131.7 million. In addition, Levitt Corporation continues to hold approximately 9.5 million shares of common stock of Bluegreen Corporation (NYSE: BXG), the fifth largest publicly-held operator of vacation ownership resort properties. Based on the October 31, 2007 closing price of $7.53, the aggregate market-value of Levitt Corporation’s Bluegreen holdings was approximately $71.7 million. From an operating standpoint, the commercial real estate sector and vacation ownership interest industry are operating in a more normalized market environment in contrast to the steep declines experienced in the homebuilding sector. At the parent level, as of September 30, 2007, Levitt Corporation had approximately $17.1 million of cash and approximately $99.0 million of third party debt. On October 1, 2007, Levitt Corporation raised approximately $153.0 million in its recently completed rights offering to its shareholders. While the book value of Levitt Corporation on September 30, 2007 was $5.91, if the rights offering transaction had been closed on September 30, 2007, the pro forma book value per share would have been $2.82. For further information, see the pro forma impact of rights offering table included in the selected financial data section of this release.
Core Communities:
     “Revenue from Core Communities was $1.5 million for the third quarter of 2007 compared to $8.8 million during the comparable 2006 period. During the third quarter of 2007, 1 acre, consisting of 2 lots, was sold at Tradition South Carolina compared to 29 acres sold in Tradition Florida during the corresponding 2006 period.

     “Core Communities is an independent subsidiary of Levitt Corporation and has no loans to or from Levitt and Sons®, LLC. Operations at Core Communities are ‘business as usual’ and Core is not involved with the Levitt and Sons® Chapter 11 filing. While residential traffic has slowed, particularly in Florida, interest in Core’s commercial property appears to remain strong. As part of Core’s original and previously announced business plan, Core is actively marketing its commercial property in Florida which includes Tradition Square, the Landing at Tradition, and land parcels in proximity to the land under development for the Torrey Pines Institute. Tradition Square, Core’s 185,000 sq. ft. mixed-use development which serves as the town center for Tradition Florida, is now completely leased. The Landing at Tradition, Core’s approximately 500,000 square foot, 80 acre retail power center, celebrated its grand opening during the third quarter of 2007. To date, Core has received strong interest in these properties and is conducting negotiations with potential buyers. The proceeds of these transactions, if any, are intended to fund Core Communities’ plans to further expand its operations.
     “Core Communities’ third party backlog at September 30, 2007 consisted of contracts for the sale of 291 acres with a sales value of $92.5 million, compared with contracts for the sale of 69 acres with a sales value of $20.3 million at September 30, 2006.
     “Total SG&A expenses at Core Communities increased to $4.2 million during the third quarter of 2007 from $3.3 million for the comparable 2006 period. This increase reflects additional headcount to support the expansion into the South Carolina market and increasing activity in commercial leasing operations as well as increased payments to property owners associations.
Other Operations:
      “Other Operations consist of the activities of Levitt Commercial and earnings from the investments in Bluegreen and other real estate investments and joint ventures. SG&A expense for the third quarter of 2007 decreased to $6.8 million as compared to $7.1 million for the same 2006 period mainly as a result of decreased employee compensation and benefits expense. In addition, based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen Corporation, income associated with our investment in Bluegreen was $4.4 million for the third quarter of 2007, versus $6.9 million in the corresponding 2006 period.
Levitt and Sons:
     “Total revenue from sales of real estate in Levitt and Sons during the third quarter of 2007 decreased approximately $400,000 to $122.2 million, from $122.6 million in the comparable 2006 period. During the third quarter of 2007, Levitt and Sons delivered 375 units at an average selling price of $302,000 compared to 403 delivered units with an average selling price of $304,000 in the corresponding 2006 quarter. Gross orders of 206 units in the third quarter of 2007 were reduced by 157 cancellations, resulting in net orders of 49 units and a cancellation rate (defined as cancellations divided by gross orders) of 76.2%, more than doubling the third quarter 2006 cancellation rate of 36.4%. Average selling prices for gross orders in the third quarter of 2007 were $280,000, down from $286,000 in the comparable 2006 period. At September 30, 2007, Levitt and Sons had a backlog of 631 homes, with a sales value of $197.4 million versus 1,592 homes, with a sales value of $554.6 million at September 30, 2006. The average sales price of homes in the backlog at September 30, 2007 decreased 10.2% from $348,000 to $313,000. ‘Spec inventory’, the majority of which resulted from cancelled orders, consisted of 154 finished units at the end of the third quarter of 2007, with an additional 38 units in various stages of construction.
     “As previously indicated, on November 9, 2007, Levitt and Sons®, LLC, and substantially all of its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.”
Levitt Corporation Selected Financial Data (Consolidated)
Third Quarter, 2007 Compared to Third Quarter, 2006
•	Total revenues of $124.3 million vs. $132.7 million

•	Net (loss) income of ($169.2) million vs. $3.0 million

•	Diluted (loss) earnings per share of ($8.37) vs. $0.14 per diluted share

•	SG&A as a percent of total revenue was 25.4% vs. 23.9%

•	Homes delivered (units) of 375 vs. 403

•	Gross orders (units) of 206 vs. 308

•	Gross orders (value) of $ 57.7 million vs. $88.0 million

•	Cancellations (units) of 157 vs. 112

•	Net orders (units) of 49 vs. 196

•	Homebuilding Division backlog (units) of 631 vs. 1,592

•	Homebuilding Division backlog (value) of $ 197.4 million vs. $554.6 million

•	Land Division third party backlog (value) of $92.5 million vs. $20.3 million
Year-to-date, 2007 Compared to Year-to-date, 2006 (Consolidated)
•	Total revenues of $394.5 million vs. $392.7 million

•	Net (loss) income of ($226.3) million vs. $1.6 million

•	Diluted (loss) earnings per share of ($11.19) vs. $0.07 per diluted share

•	SG&A as a percent of total revenue was 24.6% vs. 22.6%

•	Homes delivered (units) of 1,116 vs. 1,234

•	Gross orders (units) of 969 vs.1,316

•	Gross orders (value) of $ 267.0 million vs. $ 382.9 million

•	Cancellations (units) of 470 vs. 282

•	Net orders (units) of 499 vs.1,034

	Pro Forma Impact of Rights Offering (a)
	(In millions except shares and per share amounts)
	As Reported	Impact of	Pro Forma
	30-Sep-07	Rights Offering	30-Sep-07
Total Cash	$35.7	$152.8	$188.5
Total Assets	$900.4	$152.8	$1,053.2
Shareholders’ Equity	$119.4	$152.8	$272.2
Diluted Weighted Average Shares Outstanding	20,220	76,424	96,644
Book Value per share (b)	$5.91	$2.00	$2.82

(a)	Does not reflect the potential impact on assets and shareholder equity as a result of the bankruptcy filing made by Levitt and Sons on November 9, 2007.

(b)	Book Value per share calculated as Shareholders’ Equity divided by diluted weighted average shares outstanding
Levitt Corporation prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The foregoing pro forma financial data is a non-GAAP financial measure, which has material limitations; however it is information used by management to evaluate its liquidity. It should not be considered a measure of financial condition or performance in isolation or as an alternative to financial data reported in accordance with GAAP.
     Levitt Corporation’s third quarter 2007 earnings results press release and financial summary will be available on its website: www.LevittCorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation: Levitt Corporation is the parent company of Core Communities, LLC, which is a developer of master-planned communities in South Carolina and Florida, and also holds an aggregate 31% ownership interest (approximately 9.5 million shares of common stock) of Bluegreen Corporation (NYSE: BXG), which acquires, develops, markets and sells vacation ownership interests in “drive-to” vacation resorts.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.CoreCommunities.com
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Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, Senior Vice President, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Levitt Corporation Media Contact Information:
Media Contact:
Michael Freitag
Kekst and Company
212-521-4896
Michael-Freitag@Kekst.com
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Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, you should refer to the other risks and uncertainties discussed in this press release and in the Company’s SEC filings for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements including: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the

Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory; the risk that the value of the property held by Core Communities may decline; the impact of market conditions for commercial property and whether the factors negatively impacting the homebuilding industry and residential real estate will impact the market for commercial property; continued declines in the estimated fair value of our real estate inventory and the potential for write-downs or impairment charges; the effects of increases in interest rates and availability of credit to buyers of our inventory; the ability to obtain financing and to renew existing credit facilities on acceptable terms, if at all; the Company’s ability to access additional capital on acceptable terms, if at all; the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of Levitt and Sons’ reorganization and/or liquidation process on Levitt Corporation and its results of operation and financial condition including the risk that Levitt Corporation may be required to record additional impairment charge write-offs; Levitt and Sons’ ability to develop, prosecute, confirm and consummate a plan of reorganization or liquidation; Levitt and Sons’ ability, through the Chapter 11 process, to reach agreement with its lenders or other third parties to complete unfinished projects, homes and amenities, to consummate delayed closings or to otherwise maximize recovery for Levitt and Sons’ customers and creditors; the risk that creditors of Levitt and Sons may assert claims against Levitt Corporation or any of its subsidiaries other than Levitt and Sons and that Levitt Corporation’s or any such subsidiary’s assets become subject to or included in Levitt and Sons’ bankruptcy case; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond the Company’s control and the Company cautions that the foregoing factors are not exclusive. Additional information concerning the potential risk factors that could affect the Company’s future performance are described in the Company’s periodic reports filed with the SEC, and may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.LevittCorporation.com.
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